Exhibit 99.1

GAIN THERAPEUTICS’ CEO MATTHIAS ALDER ISSUES LETTER TO SHAREHOLDERS AND PROVIDES OPERATIONAL UPDATE

BETHESDA, Md., Jan. 31, 2024 (GLOBE NEWSWIRE) -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain,” or the “Company”), a biotechnology company leading the discovery and development of allosteric small molecule therapies, today releases the following letter to stockholders from its President and Chief Executive Officer Matthias Alder.

Dear Fellow Stockholders,

With the start of a new year, I want to take a moment to reflect on Gain’s progress over the last 12 months and to share our strategy and plans for 2024.

Research and development of pharmaceutical products for the treatment of neurodegenerative diseases has seen tremendous progress in recent years, with the approval of new drugs for the treatment of Alzheimer’s disease, multiple sclerosis and ALS. The pharmaceutical industry is taking note as evidenced by the recent acquisition of Cerevel Therapeutics for $8.7 billion by AbbVie, and the acquisition of preclinical-stage Caraway Therapeutics by Merck with an announced deal value of $610 million.

In Parkinson’s disease, the second most common neurodegenerative disease after Alzheimer’s disease, new insights into the root cause of the disease have led to a number of drug candidates advancing in clinical development, but there are no approved therapies available to patients that can slow or stop the progression of the disease. At Gain, we seek to address this high unmet medical need with our clinical-stage lead drug candidate GT-02287, which we believe has disease-modifying potential for the treatment of Parkinson’s disease and other neurodegenerative diseases.

Successful Transition to a Clinical-Stage Biotech Company

In 2023, we advanced GT-02287 through preclinical development and initiated the company’s first clinical trial in September 2023 on time and on plan. The Phase 1 clinical trial is a single center, randomized, double-blind, placebo-controlled, single-ascending dose (SAD) and multiple-ascending dose (MAD) study to evaluate the safety and tolerability of GT-02287 administered orally in healthy adults. The dose escalation of the SAD phase is underway, and the MAD phase of the study is expected to begin in Q1 2024. The SAD/MAD part of the Phase 1 clinical trial is expected to be completed by mid-2024 with results expected to be reported in the second half of the year.

In Q3 2024, we plan to start treatment of a cohort of 12-15 Parkinson’s patients as an extension of the ongoing Phase 1 clinical trial to establish a biomarker-based clinical proof of concept, replicating the effects of GT-02287 on biomarkers we have observed in our preclinical in vivo studies. We expect data from this study to be achieved in late 2024 or early 2025 ahead of starting a Phase 2 clinical trial in the first half of 2025.

Cutting-Edge Science and Best-in-Class Preclinical Data Package

In 2023, we made several data presentations of results of our GBA1 program in preclinical models of Parkinson’s disease and Alzheimer’s disease. For example, we presented new data demonstrating a reduction of the plasma neurodegeneration biomarker NfL after administration of GT-02287 in a GBA1 Parkinson’s disease model at the International Congress of Parkinson's Disease and Movement Disorders® last August. NfL is an emerging biomarker of neurodegeneration that was recently accepted by the FDA as a surrogate endpoint in the agency’s accelerated approval of a drug for the treatment of certain ALS patients. In that same preclinical model, GT-02287 also restored β-glucocerebrosidase (GCase) enzymatic function, reduced aggregated α-synuclein, neuroinflammation and neuronal death, increased dopamine levels and improved motor function.

We presented additional data on our allosteric GCase modulators at the March 2023 International Conference on Alzheimer’s and Parkinson’s Diseases. In that poster presentation, we showed results that we believe support the disease-modifying potential of allosteric GCase regulators for the treatment of Alzheimer’s disease. Finally, we presented results of a preclinical model that we believe support the disease-modifying potential of a GCase-targeting small molecule for neuronopathic Gaucher disease at last year’s 19th Annual WORLDSymposium.™ The data generated in an animal model of neuronopathic Gaucher disease show that GT-02329 restores GCase activity, depletes accumulation of toxic lipid substrates, reduces neuroinflammation, and improves neuromuscular function.

Additionally, we published data in PLOS ONE on our allosteric small molecule modulators of the GLB1 enzyme showing significantly restored β-Gal function and reduced intracellular toxic substrates as part of our program for GM1 gangliosidosis. These results were generated in collaboration with the Institute for Research in Biomedicine in Bellinzona, Switzerland.

In 2024, we expect to present further data on GT-02287 from preclinical models at scientific conferences, starting with the 20th Annual WORLDSymposium™ being held February 4-9, 2024, in San Diego, CA. At that conference, we will present new in vitro and in vivo data that were accepted as a late-breaker abstract titled, “GT-02287, a clinical stage GCase enhancer, displays neuroprotection and restores motor function in preclinical models of Parkinson’s disease following delayed administration.” In addition, the abstract was selected for an oral presentation at the conference on February 9, 2024.

Based on the preclinical data we have generated with GT-02287 across numerous in vitro and in vivo models of Parkinson’s disease, we believe that GT-02287 has a best-in-class preclinical profile with evidence of improving the entire disease cascade caused by GCase dysfunction and offering the potential to slow or even stop the progression of this devastating neurodegenerative disease.

Magellan™ Platform

During the course of 2023, we significantly upgraded our computational drug discovery platform. The platform now provides for an integrated, efficient workflow of existing and newly added tools and programming technologies that enable the identification of new binding sites on proteins and screening of the 50+ billion chemical spaces that have become available through providers like Enamine. Over the last 18 months, we also expanded the application of the platform beyond its original focus of enhancing and restoring enzyme function to new modalities that disrupt the function of target proteins.

Based on the added capabilities and expanded application, we feel that the original platform name SEE-Tx (Site-specific Enzyme Enhancement Therapy) no longer adequately represents our platform technology. Magellan, the name of our next-generation platform, reflects its enhanced capabilities that enable the exploration of new protein biology and a vast chemical space to discover new allosteric small molecule therapies. Based on the unique combination of physics-based models and integrated AI/ML-enhanced virtual screening capabilities, we believe Magellan is highly differentiated in the field of computational drug discovery platforms and positions us to continue building our own pipeline of potential first-in-class drug candidates. In addition, we are excited about the prospect of deploying Magellan in drug discovery collaborations with academic institutions, biotechnology companies, CROs, and pharma companies, and will provide updates on our progress in these efforts throughout 2024.

Cash Runway into 2025

In late November 2023, we completed a CMPO/PIPE financing that raised gross proceeds of $10.1 million. Based on our operational plans, we are now positioned to fund our operations into 2025, which we expect will enable the achievement of a biomarker-based clinical proof of concept of GT-02287 in the previously mentioned Phase 1 patient cohort. In addition, we received grants totaling approximately $3.4 million during the year to fund R&D activities for our pipeline programs. In 2024, we plan to continue tapping into grant opportunities to provide non-dilutive funding for our pipeline programs.

Strategic Partnering and Business Development

In 2023, we continued our active engagement with potential industry partners for our pipeline programs and platform technology. Following the J.P. Morgan Healthcare conference in early January, I am optimistic about our strategic partnering efforts, and we will continue to pursue opportunities for one or more of our R&D assets, whether for our lead drug candidate GT-02287, our earlier pipeline programs, or the Magellan platform or a combination thereof. We believe that potential transactions for any of our assets could provide significant non-dilutive funding and/or increase the inherent value of Gain by advancing partnered programs through value inflection points.

Organizational Development

With the transition from a discovery and research-stage company to a clinical-stage biotech company, we are continuously evaluating the organization and adding new skills required to achieve our goals in the next 2-3 years while maintaining our focus on prudent cash management. Our new status as a clinical company has necessitated the search for a Chief Medical Officer who will be charged with advancing the development of the clinical strategy for GT-02287 and leading the clinical development team and related functions at Gain. We look forward to updating you once we have secured the appropriate candidate. Also, individual career objectives can lead to changes in organizations. Unfortunately, we are saying goodbye to Dr. Xavi Barril, our current Chief Technology Officer, who has been instrumental in guiding the evolution of our computational drug discovery platform. Xavi is leaving the world of academia as a professor at the University of Barcelona and his part-time engagement with Gain to join a major pharmaceutical company. As we wish him luck, the Magellan platform remains in good hands with an experienced team led by Dr. Elena Cubero, who has been working with Xavi and the platform over the last 10 years.

Outlook for 2024

In 2024, we expect to achieve a series of important value inflection points with Gain, which are summarized below:

Q1 2024:

•	Poster and Platform Presentation of new data in preclinical model of Parkinson’s disease at WORLDSymposium
•	Start of MAD cohort in Phase 1 clinical trial with GT-02287

Q2 2024

•	Completion of MAD cohort of Phase 1 clinical trial; potential for showing effect on GCase levels and activation

Q3 2024

•	Start of Parkinson’s patient cohort in Phase 1 clinical trial

Q4 2024 / Q1 2025

•	Completion of patient cohort; potential to show biomarker-based clinical proof of concept

I look forward to updating you as we progress Gain’s business and programs throughout this year and thank you for your continued support along the way to providing new treatments for debilitating neurodegenerative diseases.

Sincerely,

Matthias Alder

President and CEO

Gain Therapeutics, Inc.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287 for the treatment of GBA1 Parkinson’s disease, is currently being evaluated in a Phase 1 clinical trial.

Leveraging AI-supported structural biology, proprietary algorithms and supercomputer-powered physics-based models, the company’s Magellan™ discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Magellan is the next generation of Gain’s original SEE-Tx® (Site-Directed Enzyme Enhancement Therapy) platform, which was enhanced and expanded with new AI and machine-learning tools and virtual screening capabilities to access the emerging on-demand compound libraries covering vast chemical spaces of over 50 billion compounds.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology. For more information, please visit GainTherapeutics.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements”. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "goal, " "intend," "seek, " "potential" or "continue," the negative of these terms and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the timing of results from a Phase 1 clinical trial for GT-02287 and the treatment of Parkinson’s patients in that clinical trial; the potential therapeutic and clinical benefits of the Company’s product candidates including GT-02287; and the execution of potential business development transactions and the effects thereof on the financial position of the Company. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s preclinical and future clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. Many factors may cause differences between current expectations and actual results, including the impacts of the post-COVID-19 environment and other global and macroeconomic conditions on the Company’s business; clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2023 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts:

CORE IR

(516) 222-2560

ir@gaintherapeutics.com